Exhibit (d)(iv)

Innovation, Science and Economic Development Canada Corporations Canada Innovation, science et Développement économique Canada Corporations Canada Certificate of Arrangement Canada Business Corporations Act NUVEI CORPORATION CORPORATION NUVEI Corporate name(s) of CBCA applicants I Denomination(s) sociale(s) de la ou des sociétés LCSA requérantes I HEREBY CERTIFY that the arrangement set out in the attached articles of arrangement has been effected under section 192 of the Canada Business Corporations Act. Certificat d’arrangement Loi canadienne sur les sociétés par actions 1235004-1 Corporation number(s) I Numéro(s) de la ou des sociétés JE CERTIFIE que l’arrangement mentionné dans les clauses d’arrangement annexées a pris effet en vertu de 1’ article 192 de la Loi canadienne sur les sociétés par actions. Hantz Prosper Director I Directeur 2024-11-15 Date of Arrangement (YYYY-MM-DD) Date de l’arrangement (AAAA-MM-JJ)

Docusign Envelope ID: CF5CD8A2-F49C-4C27-8C25-A7C6987E2C8A Innovation, Science and Economic Development Canada Corporations Canada Innovation, science et Développement économique Canada Corporations Canada Canada Business Corporations Act (CBCA) FORM 14.1 ARTICLES OF ARRANGEMENT (Section 192) 1- Name of the applicant corporation(s) Corporation number NUVEI CORPORATION/ CORPORATION NUVEI 1235004-1 2—Name of the corporation(s) the articles of which are amended, if applicableCorporation number NUVEI CORPORATION/ CORPORATION NUVEI 1235004-1 3—Name of the corporation(s) created by amalgamation, if applicableCorporation number 4—Name of the dissolved corporation(s), if applicableCorporation number 5—Name of the other bodies corporate involved, if applicableCorporation number or jurisdiction (i) Neon Maple Purchaser Inc. (1589174-4), (ii) Neon Maple Parent Inc.,(iii) Neon (i) 1589174-4 Maple Holdings Inc., (iv)Neon Maple US Debt Mergersub Inc., (v) PPI Holdings U.S. Inc., (vi) 16028195 Canada Inc. (1602819-5) and (vii) 12990202 (vi) 1602819-5 (vii) 1299020-2. Canada Inc. (1299020-2) 6—In accordance with the order approving the arrangement, the plan of arrangement attached hereto, involving the above named body(ies) corporate, is hereby effected. In accordance with the plan of arrangement, a. the articles of the corporation(s) indicated in item 2, are amended. If the amendment includes a name change, indicate the change below: See Schedule A. b. the following bodies corporate and/or corporations are amalgamated (for CBCA corporations include the corporation number): c. the corporation(s) indicated in item 4 is(are) liquidated and dissolved: 7—I hereby cer an authorized officer of one of the applicant corporations. Signature: 99E584604C98476… Print name: David Schwartz Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA). ISED-ISDE 3189E (2020/01) Page 1 of 2 November 15, 2024

SCHEDULE A

The articles of Nuvei Corporation are hereby amended by deleting the definition of “Permitted Holders” that appears in section 1.1 of Schedule 1 to the articles of amalgamation of Nuvei Corporation dated September 22, 2020 (as amended by the articles of amendment dated September 22, 2020 and as further amended by the articles of arrangement dated June 1, 2022) in its entirety and replacing it with the following:

(18) “Permitted Holders” means any of (a) the Fayer Group Permitted Holders, (b) the Novacap Group Permitted Holders, (c) the Caisse Group Permitted Holders and (d) Neon Maple Purchaser Inc., Neon Maple Parent Inc. and any of their affiliates.

CANADA

PROVINCE OF QUÉBEC
DISTRICT OF MONTRÉAL

File: No: 500-11-064091-248

COPIE CERTIFIÉE CONFORME
AU DOCUMENT DÉTENU PAR LA COUR

Personne désignée par le greffier

SUPERIOR COURT
(Commercial Division)

Montréal, June 20, 2024

Present: The Honourable Céline Legendre, J.S.C.

NUVEI CORPORATION

Applicant

-and-

NEON MAPLE PURCHASER INC.

-and-

THE DIRECTOR

Impleaded Parties

FINAL ORDER[1]

[1] *Puisqu'il est présentement impossible pour les juges de la Cour supérieure de soumettre leurs projets de jugement au Service de traduction en raison de contraintes techniques et opérationnelles, une traduction du présent jugement ne peut être jointe immédiatement et sans délai conformément à l'article 10 de la Charte de la langue française (RLRQ, c. C-11).*

CANADA SUPERIOR COURT (Commercial Division) PROVINCE OF QUÉBEC DISTRICT OF MONTRÉAL File: No: 500-11-064091-248 Montréal, June 20, 2024 Present: The Honourable Céline Legendre, J.S.C. COPIE CERTIFIÉE CONF ORME AU DOCU ENT DÉTENU PAR LA COUR Personne designee par le greffier IN THEMATTER OF THE PROPOSED ARRANGEMENTPURSUANT TO . SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.C.S. 1985, c. C-44 AS AMENDED (THE “CBCA”) NUVEI CORPORATION Applicant -and- NEON MAPLE PURCHASER INC. -and- THE DIRECTOR Impleaded Parties FINAL ORDER1 GIVEN Nuvei Corporation (the “Applicant” or the “Company”)‘s Application for Interim and Final Orders with Respect to an Arrangement pursuant to the Canada Business Corporations Act, R.S.C. 1985, c. C-44 (as amended, the “CBCA”), the exhibits, the sworn statement of David Schwartz dated May 10, 2024, the sworn statement of Shabana 1 Puisqu’il est présenteinent impossible pour les juges de Ia Cour supérieure de soumettre leurs projets de jugement au Service de traduction en raison de coritraintes techniques et opérationnelles, une traduction du présent jugement ne peut étre jointe immédiatement et sans délai conformément a /‘article 10 de Ia Charte de Ia langue franr;aise (RLRQ, c. C-11) .

- 2- Said ali dated May 21, 2024, and the supplemental sworn statement of David Schwartz dated June 19, 2024 filed in support thereof (the “Application”); GIVEN that this Court is satisfied that the Director appointed pursuant to the CBCA has been duly served with the Application and has confirmed in writing that he would not appear or be heard on the Application; GIVEN the provisions of the CBCA; GIVEN the representations of counsel for the Applicant; GIVEN the Interim Order rendered by this Court on May 13, 2024; GIVEN that this Court is satisfied that the Arrangement conforms with the requirements of the CBCA, has a valid business purpose, resolves in a fair and balanced way the objections of those whose legal rights are being arranged, and is fair and reasonable; FOR THESE REASONS THE COURT: [1] GRANTS the Final Order sought in the Application. [2] DECLARES that service of the Application has been made in accordance with the Interim Order, is valid and sufficient, and amounts to valid service of same; [3] DISPENSES the Applicant from describing at length the names of the holders of the Company’s issued and outstanding shares (the “Shareholders”) and the holders of the Company’s options, PSUs, RSUs and the DSUs (collectively the “Incentive Securities”) in the description of the Impleaded Parties; [4] DECLARES that the terms and conditions of the Arrangement, as more particularly described in the Plan of Arrangement attached to the Final Order as Appendix “A”, have been duly adopted in accordance with the Interim Order; [5] DECLARES that the Arrangement conforms with the requirements of the CBCA, has a valid business purpose, resolves in a fair and balanced way the objections of those whose legal rights are being arranged, and is fair and reasonable; [6] DECLARES that the Arrangement, as contemplated in the Plan of Arrangement, is hereby approved and ratified and ORDERS that the Arrangement, as it may be amended in accordance with the Interim Order, shall take effect in accordance with the terms of the Plan of Arrangement on the Effective Date, as defined therein; [7] ORDERS provisional execution of this Final Order notwithstanding any appeal therefrom and without the necessity of furnishing any security; [8] DECLARES that this Court shall remain seized of this matter to resolve any difficulty which may arise in relation to, or in connection with the implementation of the Arrangement;

- 3 - [9] THE WHOLE without costs. MONTREAL, June 20, 2024 The Honourable Céline Legendre J.S.C.

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

Section 1.1  Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Arrangement” means the arrangement under Section 192 of the CBCA in accordance with the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with its terms, the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement dated as of April 1, 2024 among the Purchaser and the Company.

“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Meeting, substantially in the form of Schedule B to the Arrangement Agreement.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Montreal, Québec or New York, New York.

“Canada Holdco” means Neon Maple Holdings Inc.

“Canada Parent” means Neon Maple Parent Inc.

“CBCA” means the Canada Business Corporations Act.

“CDPQ” means Caisse de dépôt et placement du Québec.

“Certificate of Arrangement” means the certificate giving effect to the Arrangement issued by the Director pursuant to Subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to each Shareholder and other Persons as required by the Interim Order and Law in connection with the Meeting, as amended, modified or supplemented from time to time in accordance with the terms of the Arrangement Agreement.

“Code” means the Internal Revenue Code of 1986.

“Company” means Nuvei Corporation, a corporation existing under the federal laws of Canada.

“Consideration” means the consideration to be received by the Shareholders (other than the Rollover Shareholders in respect of the Rollover Shares) pursuant to this Plan of Arrangement consisting of $34.00 in cash per Share.

“Court” means the Superior Court of Québec.

“Depositary” means TSX Trust Company or such other Person as the Company may appoint to act as depositary for the Arrangement, in each case with the prior written approval of the Purchaser, acting reasonably.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dissent Rights” has the meaning specified in Section 3.1.

“Dissenting Holder” means a registered Shareholder (other than a Rollover Shareholder) who has validly exercised its Dissent Rights in strict compliance with Article 3 and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.

“DRS Advice” has the meaning specified in Section 4.1(2).

“DSU” means a deferred share unit of the Company granted to eligible participants under the Omnibus Incentive Plan.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 10:00 a.m. (Montréal time) on the Effective Date, or such other time as specified in writing by the Purchaser to the Company.

“Exchanges” means the Toronto Stock Exchange and the Nasdaq Global Select Market.

“Exercise Price” means, in respect of each Option that (a) has an exercise price denominated in US$, such US$ denominated exercise price; or (b) has an exercise price denominated in Canadian dollars, the U.S. Equivalent of such Canadian dollar denominated exercise price.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement under Section 192 of the CBCA, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably).

“Governmental Entity” means (a) any international, multinational, national, federal, provincial, state, regional, tribal, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, cabinet, board, bureau, minister, ministry, agency or instrumentality, (b) any subdivision, agent or authority of any of the foregoing, (c) any quasi-governmental or private body including any tribunal, commission, arbitrator or arbitral body, regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and (d) any Securities Authority or stock exchange, including the Exchanges.

“Incentive Plans” means, collectively, (a) the Omnibus Incentive Plan, (b) the Legacy Option Plan, and (c) the Paya Equity Plan.

“Incentive Securities” means, collectively, (a) the Options, (b) the PSUs, (c) the RSUs, and (d) the DSUs.

“Interim Order” means the interim order of the Court pursuant to Section 192 of the CBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court (provided that any such amendment, modification, supplement or variation is acceptable to both the Company and the Purchaser, each acting reasonably).

“Law” means, with respect to any Person, any and all national, federal, provincial, state, tribal, municipal or local law (statutory, common or civil), act, constitution, treaty, convention, ordinance, code, rule, regulation, Order, injunction, judgment, award, decree or ruling, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law or are binding on the Person to which they purport to apply, published policies, guidelines, bulletins and enforcement advisories, standards, notices and protocols of any Governmental Entity, as amended.

“Legacy Option Plan” means the Incentive Stock Option Plan of the Company effective as of September 22, 2020, as amended and in effect as of the date of the Arrangement Agreement.

“Letter of Transmittal” means the letter of transmittal sent to the Shareholders for use in connection with the Arrangement.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, international interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third-party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Meeting” means the special meeting of the Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Circular and agreed to in writing by the Purchaser, acting reasonably.

“Merger” means the merger of Merger Sub with and into PPI Holdings US Inc. upon the terms and subject to the conditions set forth in the Merger Agreement, with PPI Holdings US Inc. continuing as the surviving corporation of the merger.

“Merger Agreement” means the merger agreement to be entered into by and between Merger Sub and PPI Holdings US Inc.

“Merger Effective Time” has the meaning specified in the Merger Agreement.

“Merger Sub” means a Delaware corporation to be formed as a Subsidiary of Canada Holdco.

“Multiple Voting Shares” means the multiple voting shares in the capital of the Company.

“Novacap” means the limited partnerships managed by Novacap Management Inc. that are holders of Multiple Voting Shares immediately prior to the Effective Time.

“Novacap Holdco” means 16028195 Canada Inc., which entity will directly hold the Shares previously held by Novacap.

“Omnibus Incentive Plan” means the Omnibus Incentive Plan of the Company effective as of February 3, 2021, as amended on April 13, 2022, May 26, 2023 and August 8, 2023 and as in effect as of the date of the Arrangement Agreement.

“Options” means all outstanding options to purchase Subordinate Voting Shares issued pursuant to the Omnibus Incentive Plan, the Legacy Option Plan or the Paya Equity Plan.

“Paya Equity Plan” means the Equity Incentive Plan of Paya Holdings Inc., as amended and reaffirmed effective May 31, 2022, which was assumed by the Company and thereafter amended, as in effect as of the date of the Arrangement Agreement.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“PF” means Philip Fayer.

“PF Holdco” means 12990202 Canada Inc., which entity will directly hold the Shares previously held directly by WPF.

“Plan of Arrangement” means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations to this plan of arrangement made in accordance with its terms, the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“PSUs” means the performance share units of the Company granted to eligible participants under the Omnibus Incentive Plan.

“Purchaser” means Neon Maple Purchaser Inc., a corporation existing under the laws of Canada and, in accordance with Section 8.11 of the Arrangement Agreement, any of its successors or permitted assigns.

“Rollover Agreement” means each of the agreements entered into prior to Closing among, inter alia, the Purchaser and the Rollover Shareholders, for the transfer of Rollover Shares to the Purchaser in connection with the Arrangement.

“Rollover Award Agreement” means each of the agreements entered into prior to Closing among, inter alia, the Canada Parent and the Rollover Awardee, for the treatment of Rollover Awards in connection with the Arrangement.

“Rollover Awardees” means the holders of Options, RSUs and/or PSUs (as applicable) having entered into the Rollover Award Agreements as of Closing.

“Rollover Awards” means the Options, RSUs and/or PSUs (as applicable) held by a Rollover Awardee that are the subject of a Rollover Award Agreement.

“Rollover Consideration” means the consideration described in an applicable Rollover Agreement and payable to a Rollover Shareholder for the transfer of such Rollover Shareholder’s Rollover Shares.

“Rollover Shareholders” means the Shareholders having entered into the Rollover Agreements with the Purchaser.

“Rollover Shares” means the Shares or the shares of PF Holdco or Novacap Holdco, as applicable, held by a Rollover Shareholder that are the subject of a Rollover Agreement and that are to be exchanged, directly or indirectly, for the consideration set out therein pursuant to a Rollover Agreement as of the Effective Date.

“RSUs” means the restricted share units of the Company granted to eligible participants under the Omnibus Incentive Plan and the Paya Equity Plan.

“S2P” means Smart2Pay.

“S2P Employees” means the actively-employed employees of S2P as at immediately prior to the Effective Time who are party to the S2P Option Entitlements.

“S2P Employment Agreements” means the applicable employment agreement between each S2P Employee and S2P.

“S2P Option Entitlements” means the entitlement of the S2P Employees to be granted Options by the Company under the Omnibus Incentive Plan in June 2025, pursuant to the terms and conditions of each applicable S2P Employment Agreement.

“S2P Vesting Date” has the meaning specified in Section 2.3(18).

“SEC” means the United States Securities and Exchange Commission.

“Securities Authorities” means the applicable securities commissions or securities regulatory authorities of the provinces and territories of Canada and the SEC and the Exchanges.

“Shareholders” means the registered or beneficial holders of the Shares, as the context requires.

“Shares” means, collectively, the Multiple Voting Shares and the Subordinate Voting Shares.

“Subject RSUs” means the RSUs identified in Section 2.7 of the Company Disclosure Letter to the Arrangement Agreement, the vesting of which will be accelerated in accordance with their terms in connection with the consummation of the Arrangement, without any exercise of discretion or other action having to be taken by the Board.

“Subordinate Voting Shares” means the subordinate voting shares in the capital of the Company.

“Tax Act” means the Income Tax Act (Canada).

“U.S. Equivalent” means, in respect of each Option that has an exercise price denominated in Canadian dollars, the amount of such exercise price expressed in U.S. dollars calculated on the basis of the daily exchange rate posted by the Bank of Canada for conversions of Canadian dollars to U.S. dollars on the Business Day immediately preceding the Effective Date.

“WPF” means Whiskey Papa Fox Inc.

Section 1.2  Certain Rules of Interpretation

In this Plan of Arrangement, unless otherwise specified:

(1)

Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(2)	Currency. All references to dollars or to $ are references to U.S. dollars, unless specified otherwise.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases and References, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article” and “Section”, followed by a number or letter mean and refer to the specified Article or Section of this Plan of Arrangement. The terms “Plan of Arrangement”, “hereof”, “herein” and similar expressions refer to this Plan of Arrangement (as it may be amended, modified or supplemented from time to time) and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

(5)

Statutory and Agreement References. Except as otherwise provided in this Plan of Arrangement, any reference in this Plan of Arrangement to a statute refers to such statute and all rules and regulations made under it as they may have been or may from time to time be amended, re-enacted or replaced; and

(6)

The term “Agreement” and any reference in this Plan of Arrangement to the Arrangement Agreement or any other agreement or document includes, and is a reference to, the Arrangement Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated or replaced and includes all schedules, annexes, appendices and other attachments to it.

(7)

Computation of Time. If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Plan of Arrangement, then the first day of the period is not counted, but the day of its expiry is counted. Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment will be made or such action will be taken on or not later than the next succeeding Business Day.

(8)	Time References. References to time are to local time, Montréal, Québec.

ARTICLE 2

THE ARRANGEMENT

Section 2.1  Arrangement Agreement

This Plan of Arrangement constitutes an arrangement under Section 192 of the CBCA and is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

Section 2.2  Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Purchaser, the Company, Canada Holdco, Canada Parent, all Shareholders (including Rollover Shareholders and Dissenting Holders), all holders of Incentive Securities, the registrar and transfer agent of the Company, the Depositary and all other Persons at and after the Effective Time, in each case without any further act or formality required on the part of any Person, except as expressly provided in this Plan of Arrangement.

Section 2.3  Arrangement

Pursuant to the Arrangement, each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, starting immediately following the Effective Time and effective as at five (5) minute intervals (in each case, unless otherwise specified):

(1)

Amendment of Company Articles. The articles the Company will be amended by deleting the definition of “Permitted Holders” that appears in section 1.1 of Schedule 1 to the articles of amalgamation of the Company dated September 22, 2020 (as amended by the articles of amendment of the Company dated September 22, 2020 and as further amended by the articles of arrangement of the Company dated June 1, 2022) in its entirety and replacing it with the following:

(18)

“Permitted Holders” means any of (a) the Fayer Group Permitted Holders, (b) the Novacap Group Permitted Holders, (c) the Caisse Group Permitted Holders and (d) Neon Maple Purchaser Inc., Neon Maple Parent Inc. and any of their affiliates.

(2)

Purchaser Advance for Incentive Securities. If requested by the Company at least five (5) Business Days prior to the Effective Date, the Purchaser shall advance, or shall cause to be advanced, to the Company, or as directed by the Company, in the form of a loan to the Company or as otherwise determined by the Purchaser and the Company in accordance with the Arrangement Agreement, an amount equal to the aggregate amount required to be paid to the holders of Incentive Securities in accordance with this Plan of Arrangement (including any payroll Taxes in respect thereof);

(3)

Purchaser Advance for Credit Facility Terminations. Unless otherwise agreed in writing by the Purchaser and the Company prior to the Effective Date, the Purchaser shall advance, or shall cause to be advanced, to or on behalf of the Company or its Subsidiaries, as applicable and as directed by the Company or any such Subsidiary, in the form of a loan to the Company, or as otherwise determined by the Purchaser and the Company in accordance with the Arrangement Agreement, or otherwise fund Merger Sub, with an amount equal to the aggregate amount set forth in the executed payoff letter (and similar instruments) with respect to the Existing BMO Credit Facility in order to effect the Credit Facility Terminations as of the Effective Time less any amounts available to the Company and its Subsidiaries to effect such Credit Facility Terminations;

(4)	Options other than Rollover Awards.

(a)

Each Option (other than an Option that is a Rollover Award) outstanding immediately prior to the Effective Time that has not yet vested in accordance with its terms shall be accelerated so that such Option becomes exercisable, notwithstanding the terms of the Omnibus Incentive Plan, the Legacy Option Plan and the Paya Equity Plan (as applicable) or any award or similar agreement pursuant to which such Option was granted or awarded.

(b)

Each Option (other than an Option that is a Rollover Award) outstanding immediately prior to the Effective Time and that has not been duly exercised shall, without any further action, authorization or formality by or on behalf of the holder thereof, be deemed to be surrendered by such holder to the Company in exchange for, in respect of each Option for which the Consideration exceeds the Exercise Price, the right to receive from the Company an amount in cash from the Company to be paid in accordance with Section 4.1(3) equal to the number of Shares into which such Option is then exercisable multiplied by the amount by which the Consideration exceeds the applicable Exercise Price in respect of such Option, less any applicable withholdings pursuant to Section 4.3, and such Option shall immediately be cancelled and, following such payment, all of the Company’s obligations with respect to such Option shall be deemed to be fully satisfied.

(c)

For greater certainty, where the Exercise Price of any such Option is greater than or equal to the Consideration, neither the Company nor the Purchaser shall be obligated to pay the holder of such Option the Consideration or any other amount in respect of such Option, and the Option shall be immediately cancelled for no consideration.

(5)

PF Holdco. Each outstanding share of PF Holdco, held, directly or indirectly, by WPF shall, pursuant to the terms and conditions of the Rollover Agreement and related share purchase agreement entered into between the Purchaser and WPF, be deemed to be transferred (in one or more steps) without any further action, authorization or formality by or on behalf of the holder thereof, to the Purchaser in exchange for the Rollover Consideration, and:

(a)

the holder of each such share shall cease to be the holder thereof and to have any rights as a shareholder of PF Holdco, other than the right to be paid the Rollover Consideration in accordance with the applicable Rollover Agreement and this Plan of Arrangement;

(b)	such Rollover Shareholder’s name shall be removed from the register of holders of shares of PF Holdco maintained by or on behalf of PF Holdco; and

(c)

the Purchaser shall be recorded in the register of holders of shares of PF Holdco maintained by or on behalf of PF Holdco as the holder of the shares so transferred, and shall be deemed to be the legal and beneficial owner thereof;

(6)

Novacap Holdco. Each outstanding share of Novacap Holdco, held, directly or indirectly, by Novacap shall, pursuant to the terms and conditions of the Rollover Agreement and related share purchase agreement entered into between the Purchaser and Novacap, be deemed to be transferred (in one or more steps) without any further action, authorization or formality by or on behalf of the holder thereof, to the Purchaser in exchange for the Rollover Consideration, and:

(a)

the holder of each such share of Novacap Holdco shall cease to be the holder thereof and to have any rights as a shareholder of Novacap Holdco, other than the right to be paid the Rollover Consideration in accordance with the applicable Rollover Agreement and this Plan of Arrangement;

(b)	such Rollover Shareholder’s name shall be removed from the register of holders of shares of Novacap Holdco maintained by or on behalf of Novacap Holdco; and

(c)

the Purchaser shall be recorded in the register of holders of shares of Novacap Holdco maintained by or on behalf of Novacap Holdco as the holder of the shares so transferred, and shall be deemed to be the legal and beneficial owner thereof;

(7)

Transfer by WPF and Novacap. Each of WPF and Novacap shall, pursuant to the terms and conditions of the applicable Rollover Agreement entered into with the Purchaser and the applicable Rollover Shareholder, transfer its common shares of the Purchaser to Canada Parent;

(8)	Transfer by Canada Parent. Canada Parent shall transfer, or cause to be transferred (in one or more steps), the common shares of the Purchaser acquired pursuant to Section 2.3(7) to Canada Holdco;

(9)

Rollover Shares held by CDPQ. Each outstanding Rollover Share held, directly or indirectly, by CDPQ shall, pursuant to the terms and conditions of the Rollover Agreement entered into between the Purchaser and CDPQ, be deemed to be transferred without any further action, authorization or formality by or on behalf of the holder thereof, to the Purchaser in exchange for the Rollover Consideration, and

(a)

the holder of each such Rollover Share shall cease to be the holder thereof and to have any rights as a Shareholder, other than the right to be paid the Rollover Consideration in accordance with the applicable Rollover Agreement and this Plan of Arrangement;

(b)	such Rollover Shareholder’s name shall be removed from the register of holders of Shares maintained by or on behalf of the Company; and

(c)

the Purchaser shall be recorded in the register of holders of Shares maintained by or on behalf of the Company as the holder of the Rollover Shares so transferred, and shall be deemed to be the legal and beneficial owner thereof;

(10)

Vested RSUs other than RSUs that are Rollover Awards. Other than any RSU that is a Rollover Award, each portion of a vested RSU (including any fractional vested RSU) outstanding immediately prior to the Effective Time shall, without any further action, authorization or formality by or on behalf of the holder thereof, be deemed to be transferred by such holder to the Company in exchange for an amount in cash from the Company to be paid in accordance with Section 4.1(3)

equal to the number of Shares underlying such vested RSU (or, in the case of fractional vested RSUs, the applicable fraction of a vested RSU held by the applicable holder as of immediately prior to the Effective Time) multiplied by the Consideration, less any applicable withholdings pursuant to Section 4.3, and each such vested RSU shall immediately be cancelled and all of the Company’s obligations with respect to such vested RSU shall be deemed to be fully satisfied;

(11)

Subject RSUs. Each Subject RSU (including any fractional Subject RSU) outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any further action, authorization or formality by or on behalf of the holder thereof, be deemed to be transferred by such holder to the Company in exchange for an amount in cash from the Company to be paid in accordance with Section 4.1(3) equal to the number of Shares underlying such Subject RSU (or, in the case of fractional Subject RSUs, the applicable fraction of a Subject RSU held by the applicable holder as of immediately prior to the Effective Time) multiplied by the Consideration, less any applicable withholdings pursuant to Section 4.3, and each such Subject RSU shall immediately be cancelled and all of the Company’s obligations with respect to such Subject RSU shall be deemed to be fully satisfied;

(12)

Unvested RSUs other than RSUs that are Rollover Awards. Other than any RSU that is a Rollover Award or a Subject RSU, each unvested RSU (including any fractional unvested RSU) outstanding immediately prior to the Effective Time shall remain outstanding and shall thereafter, for each Share underlying such unvested RSU, entitle the holder thereof to receive, upon satisfaction of the applicable vesting conditions, an amount in cash from the Company equal to the Consideration (or, in the case of fractional unvested RSUs, the Consideration multiplied by the applicable fraction of an unvested RSU held by the applicable holder as of immediately prior to the Effective Time), less any applicable withholdings pursuant to Section 4.3, and shall be subject to the same terms and conditions applicable to such award of RSUs in accordance with the terms of the Omnibus Incentive Plan, the Paya Equity Plan (as applicable) and any grant or similar agreement evidencing the terms of the corresponding award of RSUs prior to the Effective Time (including for greater certainty vesting conditions and any terms governing the effect of termination of a holder’s employment or engagement), except for such terms and conditions that are rendered inoperative by the transactions contemplated by this Arrangement and for those related to adjustments in connection with the payment of dividends or other distributions. For greater certainty, immediately following the Effective Time, the holder of an RSU subject to this Section 2.3(12) shall have no right to receive any Shares based on or in respect of such RSU and shall not be eligible to receive any dividends or other distributions (whether in cash or otherwise) in respect thereof;

(13)

Vested PSUs other than PSUs that are Rollover Awards. Other than any PSU that is a Rollover Award, each vested PSU (including any fractional vested PSU) outstanding immediately prior to the Effective Time shall, without any further action, authorization or formality by or on behalf of the holder thereof, be deemed to be transferred by such holder to the Company in exchange for an amount in cash from the Company to be paid in accordance with Section 4.1(3) equal to the number of Shares underlying such vested PSU (or, in the case of fractional vested PSUs, the applicable fraction of a vested PSU held by the applicable holder as of immediately prior to the Effective Time) multiplied by the Consideration, less any applicable withholdings pursuant to Section 4.3, and each such vested PSU shall immediately be cancelled and all of the Company’s obligations with respect to such vested PSU shall be deemed to be fully satisfied;

(14)

Unvested PSUs other than PSUs that are Rollover Awards. Other than any PSU that is a Rollover Award, each unvested PSU (including any fractional unvested PSU) outstanding immediately prior to the Effective Time shall remain outstanding and shall thereafter, for each Share underlying such unvested PSU, entitle the holder thereof to receive, upon satisfaction of the applicable vesting conditions, an amount in cash from the Company equal to the Consideration (or, in the case of fractional unvested PSUs, the Consideration multiplied by the applicable fraction of an unvested PSU held by the applicable holder as of immediately prior to the Effective Time), less any applicable withholdings pursuant to Section 4.3, and shall be subject to the same terms and conditions (including any applicable performance criteria and/or other vesting conditions, but subject to such adjustments thereto as the Board may deem fair and reasonable as a result of the completion of the Arrangement) applicable to such award of PSUs in accordance with the terms of the Omnibus Incentive Plan, the Paya Equity Plan (as applicable) and any grant or similar agreement evidencing the terms of the corresponding award of PSUs prior to the Effective Time (including, for greater certainty, any terms governing the effect of termination of a holder’s employment or engagement), except for such terms and conditions that are rendered inoperative by the transactions contemplated by this Arrangement and for those related to adjustments in connection with the payment of dividends or other distributions. For greater certainty, immediately following the Effective Time, the holder of a PSU subject to this Section 2.3(14) shall have no right to receive any Shares based on or in respect of such PSU and shall not be eligible to receive any dividends or other distributions (whether in cash or otherwise) in respect of thereof;

(15)

Vested and unvested DSUs. Each DSU (including any fractional DSU) outstanding immediately prior to the Effective Time (whether vested or unvested) shall, notwithstanding the terms of the Omnibus Incentive Plan or any award or similar agreement pursuant to which any such DSUs were granted or awarded, as applicable, be deemed to have vested and be deemed to be transferred by such holder to the Company in exchange for an amount in cash from the Company to be paid in accordance with Section 4.1(3) equal to the number of Shares underlying such DSU (or, in the case of fractional DSUs, the applicable fraction of a DSU held by the applicable holder as of immediately prior to the Effective Time) multiplied by the Consideration, less any applicable withholdings pursuant to Section 4.3, and each such DSU shall immediately be cancelled and all of the Company’s obligations with respect to such DSU shall be deemed to be fully satisfied;

(16)

Treatment of Incentive Securities. (a) Each holder of Incentive Securities cancelled pursuant to this Section 2.3 shall cease to be a holder of such Incentive Securities; (b) such holder’s name shall be removed from each applicable register; (c) each such holder shall cease to have any rights as a holder in respect of such Incentive Securities or under the Incentive Plans and have only the right to receive the consideration, if any, to which it is entitled pursuant to this Section 2.3, at the time and in the manner specified in this Plan of Arrangement; and (d) any and all option, award or similar agreements relating to the Incentive Securities that are deemed to have been assigned and surrendered by such holder to the Company shall be terminated and shall be of no further force and effect;

(17)

Options, RSUs and PSUs that are Rollover Awards. Each Option, RSU and PSU that is a Rollover Award (in each case, vested or unvested) outstanding immediately prior to the Effective Time shall be subject to such treatment as set out in the applicable Rollover Award Agreement, on such terms and conditions as are set out therein;

(18)

S2P Option Entitlements. The S2P Option Entitlements shall be extinguished and of no further force and effect, without any further action by or on behalf of S2P, the S2P Employees, the Company, the Purchaser or any other Person, in exchange for the right of each S2P Employee who is actively-employed by S2P as at immediately prior to the date on which such S2P Option Entitlements would have otherwise vested in accordance with their terms (the “S2P Vesting Date”), to receive from the Company (or any successor thereto) an amount in cash, payable on or shortly after the S2P Vesting Date, in such amount as shall be determined by the board of directors of the Company (or any successor thereto) in good faith and in consultation with legal counsel in accordance and compliance with, and subject in all respects to, the requirements of applicable Laws of the Netherlands;

(19)

Dissenting Holders. Each outstanding Share held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised and not withdrawn shall be deemed to have been transferred by such Dissenting Holder without any further action, authorization or formality by or on behalf of the holder thereof to the Purchaser in consideration for the right to receive an amount determined and payable in accordance with Section 3.1, and:

(a)

such Dissenting Holder shall cease to be the holder of such Share and to have any rights as a Shareholder, other than the right to receive an amount determined and payable in accordance with Section 3.1;

(b)	such Dissenting Holder’s name shall be removed from the register of holders of Shares maintained by or on behalf of the Company; and

(c)

the Purchaser shall be recorded in the register of holders of Shares maintained by or on behalf of the Company as the holder of the Shares so transferred, and shall be deemed to be the legal and beneficial owner thereof;

(20)

Shares. Concurrently with step in Section 2.3(17) above, each outstanding Share (other than the Shares held by Dissenting Holders in respect of which Dissent Rights have been validly exercised and not withdrawn, the Rollover Shares and Shares, if any, held by Canada Parent or any of its Subsidiaries other than the Purchaser) shall be transferred without any further action, authorization or formality by or on behalf of the holder thereof, to the Purchaser in exchange for the Consideration, less any applicable withholdings pursuant to Section 4.3, and:

(a)

the holder of each such Share shall cease to be the holder thereof and to have any rights as a Shareholder, other than the right to be paid the Consideration in accordance with this Plan of Arrangement;

(b)	such holder’s name shall be removed from the register of holders of Shares maintained by or on behalf of the Company; and

(c)

the Purchaser shall be recorded in the register of holders of Shares maintained by or on behalf of the Company as the holder of the Shares so transferred, and shall be deemed to be the legal and beneficial owner thereof, such that following the transactions contemplated by Section 2.3(17) and this Section 2.3(20), the Purchaser shall be the legal and beneficial owner of 100% of the Shares other than Shares, if any, held by Canada Parent or any of its Subsidiaries (other than the Purchaser);

(21)

Rollover Shares held by PF. Each outstanding Rollover Share held, directly, by PF shall, pursuant to the terms and conditions of the Rollover Agreement entered into between the Purchaser and PF, be deemed to be transferred without any further action, authorization or formality by or on behalf of the holder thereof, to the Purchaser in exchange for the Rollover Consideration, and:

(a)

the holder of each such Rollover Share shall cease to be the holder thereof and to have any rights as a Shareholder, other than the right to be paid the Rollover Consideration in accordance with the applicable Rollover Agreement and this Plan of Arrangement;

(b)	such Rollover Shareholder’s name shall be removed from the register of holders of Shares maintained by or on behalf of the Company; and

(c)

the Purchaser shall be recorded in the register of holders of Shares maintained by or on behalf of the Company as the holder of the Rollover Shares so transferred, and shall be deemed to be the legal and beneficial owner thereof;

(22)

Transfer by CDPQ and PF. Each of CDPQ and PF shall, pursuant to the terms and conditions of the applicable Rollover Agreement entered into between the Purchaser and the applicable Rollover Shareholder, transfer its common shares of the Purchaser to Canada Parent;

(23)	Transfer by Canada Parent. Canada Parent shall transfer, or cause to be transferred (in one or more steps), the common shares of the Purchaser acquired pursuant to Section 2.3(22) to Canada Holdco;

(24)	Merger. At the Merger Effective Time, the Merger shall become effective; and

(25)

Notwithstanding anything in this Section 2.3 to the contrary, to the extent the Company determines that any treatment of any Option, RSU, PSU or DSU or payment pursuant to this Section 2.3 may trigger any tax or penalty under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, the Company shall be permitted to take any and all action the Company in its sole discretion, after consultation with and approval by Purchaser, deems necessary or advisable to avoid such tax or penalty, including by altering the treatment or payment terms or otherwise providing that such payment shall be made on the earliest date that payment would not trigger such tax or penalty.

ARTICLE 3

DISSENT RIGHTS

Section 3.1  Dissent Rights

(1)

Registered and beneficial holders of Shares as of the record date for the Meeting and who are registered Shareholders prior to the deadline for exercising dissent rights may exercise dissent rights with respect to all of the Shares held by such registered holders (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order, the Final Order, any other order of the Court and this Section 3.1, provided that, notwithstanding Subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in Subsection 190(5) of the CBCA must be received by the Company no later than 5:00 p.m. (Montreal Time) two (2) Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time).

(2)

Each Dissenting Holder who duly exercises Dissent Rights shall be deemed to have transferred the Shares held by such holder to the Purchaser as provided, and as of the time stipulated, in Section 2.3(17) and if such holder is ultimately determined to be:

(a)

entitled to be paid fair value for such Shares, (i) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(17)), (ii) shall be entitled to be paid the fair value of such Shares by the Purchaser, less any applicable withholdings, which fair value, notwithstanding anything to the contrary in the CBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Meeting, and (iii) will not be entitled to any other payment or consideration, including any payment or consideration that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Shares; or

(b)

not entitled, for any reason, to be paid the fair value for such Shares, shall be deemed to have participated in the Arrangement on the same basis and at the same time as Shareholders who have not exercised Dissent Rights in respect of such Shares and shall be entitled to receive the Consideration to which Shareholders who have not exercised Dissent Rights are entitled under Section 2.3(20) hereof.

Section 3.2 Recognition of Dissenting Holders

(1)

In no case shall the Company, the Purchaser, the Depositary or any other Person be required to recognize any Dissenting Shareholder or any other Person exercising Dissent Rights unless such Person (a) as of the record date for the Meeting, is the registered or beneficial holder of those Shares in respect of which such rights are sought to be exercised, (b) as of the deadline for exercising Dissent Rights, is the registered holder of those Shares in respect of which such rights are sought to be exercised and (c) has strictly complied with the procedures for exercising Dissent Rights and has not withdrawn such dissent prior to the Effective Time.

(2)

In no case shall the Company, the Purchaser or any other Person be required to recognize any holder of Shares who exercises Dissent Rights as a holder of such Shares after the completion of the transfer under Section 2.3(17) and the names of such Dissenting Holders shall be removed from the registers of holders of Shares at the same time as the event described in Section 2.3(17) occurs.

(3)

Shareholders who withdraw, or are deemed to withdraw, their right to exercise Dissent Rights shall be deemed to have participated in the Arrangement, as of the Effective Time, and shall be entitled to receive the Consideration to which Shareholders who have not exercised Dissent Rights are entitled under Section 2.3(20) hereof.

(4)

In addition to any other restrictions under the Interim Order or Section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (a) holders of Incentive Securities (in their capacity as holders of Incentive Securities); (b) Shareholders who voted or instructed a proxyholder to vote Shares in favour of the Arrangement Resolution; (c) the Rollover Shareholders; and (d) any Person who is not a registered holder of Shares.

ARTICLE 4

CERTIFICATES AND PAYMENTS

Section 4.1  Payment of Consideration

(1)

The Purchaser shall on or prior to the Effective Date and prior to the filing by the Company of the Articles of Arrangement with the Director, (i) deposit with, or cause to be deposited with, the Depositary sufficient funds to satisfy (a) the aggregate Consideration payable to the Shareholders pursuant to this Plan of Arrangement (other than in respect of Shares in respect of which Dissent Rights have been validly exercised and not withdrawn) and (b) the aggregate cash portion of the Rollover Consideration payable to the Rollover Shareholders pursuant to the Rollover Agreements and this Plan of Arrangement, in each case into escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably), and (ii) if applicable, provide the Company (or at the direction of the Company) or Merger Sub, with the amounts contemplated by Section 2.3(1) and Section 2.3(3).

(2)

Upon surrender to the Depositary of a direct registration statement (DRS) advice (a “DRS Advice”) or a certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 2.3(20), as applicable, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the registered holder of the Shares that were represented by such surrendered DRS Advice or certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash payment which such holder has the right to receive under this Plan of Arrangement for such Shares, without interest, less any amounts withheld pursuant to Section 4.3, and any DRS Advice or certificate so surrendered shall forthwith be cancelled.

(3)

As soon as practicable after the Effective Time, the Purchaser shall cause the Company, or the relevant Subsidiary of the Company, to deliver to each former holder of Options, S2P Option Entitlements, PSUs, RSUs and DSUs the cash payment, if any, net of applicable withholdings pursuant to Section 4.3, that such holder is entitled to receive under this Plan of Arrangement, either (i) pursuant to the normal payroll practices and procedures of the Company, or the relevant Subsidiary of the Company or (ii) in the event that payment pursuant to the normal payroll practices and procedures of the Company, or the relevant Subsidiary of the Company, is not practicable for any such holder, by cheque (delivered to the address of such holder of Options, S2P Option Entitlements, PSUs, RSUs or DSUs, as reflected on the register maintained by or on behalf of the Company in respect of the Options, S2P Option Entitlements, PSUs, RSUs and DSUs) or such other means as the Company may elect. Notwithstanding that amounts under this Plan of Arrangement are calculated in U.S. dollars, the Company is entitled to make the payments contemplated in this Section 4.1(3) in the applicable currency in respect of which the Company customarily makes payment to such holder by using the applicable Bank of Canada daily exchange rate in effect on the date that is ten (10) Business Days immediately preceding the Effective Date.

(4)

Until surrendered as contemplated by this Section 4.1, each DRS Advice or certificate that immediately prior to the Effective Time represented Shares (other than Rollover Shares) shall be deemed after the Effective Time to represent only the right to receive upon such surrender the cash payment which the holder is entitled to receive in lieu of such DRS Advice or certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such DRS Advice or certificate formerly representing Shares (other than Rollover Shares) not duly surrendered on or before the sixth (6th) anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Shares (other than Rollover Shares) of any kind or nature against or in the Company or the Purchaser. On such date, all cash payments to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser, and shall be paid over by the Depositary to the Purchaser or as directed by the Purchaser.

(5)

Any payment made by the Depositary (or the Company or any of its Subsidiaries, as applicable) in accordance with this Plan of Arrangement that has not been deposited or has been returned to the Depositary (or the Company) or that otherwise remains unclaimed, in each case, on or before the sixth (6th) anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth (6th) anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Shares and the Incentive Securities in accordance with this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.

(6)

No holder of Shares, Rollover Shares, Incentive Securities or S2P Option Entitlements shall be entitled (following the completion of this Plan of Arrangement) to receive any consideration with respect to such Shares, Rollover Shares, Incentive Securities or S2P Option Entitlements other than the cash payment or the consideration set out in the applicable Rollover Agreement or Rollover Award Agreement, if any, or which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 and no such holder shall be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than, in respect of Shares, any declared but unpaid dividends with a record date prior to the Effective Date. No dividend or other distribution declared or made after the Effective Time with respect to any securities of the Company with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Date, represented outstanding Shares that were transferred pursuant to Section 2.3.

Section 4.2  Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the register of holders of Shares maintained by or on behalf of the Company, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the cash payment which such holder is entitled to receive for such Shares under this Plan of Arrangement. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such payment is to be delivered shall, as a condition precedent to the delivery of such payment, give a bond satisfactory to the Purchaser, the Company and the Depositary (each acting reasonably) in such amount as the Purchaser may direct, or otherwise indemnify the Company, the Depositary and the Purchaser in a manner satisfactory to the Company, the Depositary and the Purchaser (each acting reasonably), against any claim that may be made against the Company, the Depositary or the Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.3  Withholding Rights

Each of the Purchaser, the Company, any Subsidiary of the Company, the Depositary or any other Person that makes a payment hereunder shall be entitled to deduct or withhold from any amount otherwise payable under this Plan of Arrangement (including any amounts payable to Shareholders exercising Dissent Rights or to former Shareholders or holders of Incentive Securities) to any Person, such amounts as the Purchaser, the Company, any Subsidiary of the Company, the Depositary or any other Person determines, acting reasonably, are required to be deducted or withheld with respect to such payment under the Tax Act, the Code, or any provision of any Law and shall remit such deduction and withholding amount to the appropriate Governmental Entity. To the extent that amounts are so properly deducted or withheld and remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to such Person, in respect of which such deduction or withholding and remittance was made.

Section 4.4  Calculations

All aggregate amounts of cash consideration to be received under this Plan of Arrangement will be calculated to the nearest cent ($0.01). All calculations and determinations made in good faith by the Purchaser, the Company, or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding.

Section 4.5  Interest

Under no circumstances shall interest accrue or be paid by the Purchaser, the Company or any of its Subsidiaries, the Depositary or any other Person to Shareholders, holders of Incentive Securities or other Persons depositing DRS Advices or certificates pursuant to this Plan of Arrangement, in each case in respect of Shares or Incentive Securities, regardless of any delay in making any payment contemplated hereunder.

Section 4.6  No Liens

Any exchange or transfer of securities, deemed or otherwise, in accordance with this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

Section 4.7  Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Shares, Rollover Shares and Incentive Securities issued or outstanding prior to the Effective Time, the S2P Option Entitlements and the S2P Employment Agreements; (b) the rights and obligations of the Shareholders or the holders of Incentive Securities, the Company, the Purchaser, the Depositary, and any registrar or transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any securities of the Company, including the Shares, Rollover Shares, Incentive Securities and S2P Option Entitlements, shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 5

AMENDMENTS

Section 5.1  Amendments

(1)

The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (a) be set out in writing, (b) be approved by the Company and the Purchaser, each acting reasonably, (c) be filed with the Court, and, if made following the Meeting, approved by the Court and (d) be communicated to Shareholders if and as requested by the Court.

(2)

Any amendment, modification and/or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to or at the Meeting (provided that the Company or the Purchaser, as applicable, shall have consented thereto in writing) with or without any other prior notice or communication to the Shareholders, and if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(3)

The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time after the Meeting and prior to the Effective Time with the approval of the Court, and, if and as required by the Court, (i) after communication to the Shareholders and (ii) with the approval of the Shareholders in the manner directed by the Court.

(4)

Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company and the Purchaser may, and following the Effective Time, the Purchaser may unilaterally, amend, modify and/or supplement this Plan of Arrangement at any time and from time to time without the approval of the Court, the Shareholders or any other Persons, provided that each such amendment, modification and/or supplement (a) must concern a matter which, in the reasonable opinion of each of the Company and the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement, and (b) is not adverse to the economic interests of any Shareholders or holders of Incentive Securities or, to the extent the amendment, modification and/or supplement is made following the Effective Time, former Shareholders or former holders of Incentive Securities.

Section 5.2  Termination

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 6

FURTHER ASSURANCES

Section 6.1  Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Company and the Purchaser shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.